subcontract for ADMINISTRATION and FUND accounting services

This Subcontract for Administration and Fund Accounting Services (“Agreement”) dated and effective as of April 18, 2016, is by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and Franklin Templeton Services LLC (“FT Services”), an indirect, wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, the Franklin Templeton ETF Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each series of the Trust listed on Schedule A hereto (as such Schedule may be amended from time to time) (each a “Fund”), has entered into an Investment Management Agreement dated April 20, 2016 with Franklin Advisers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Adviser”), for the provision of investment advisory, fund administration and fund accounting services to the Funds; and

WHEREAS, the Adviser has entered into a Subcontract for Fund Administrative Services dated April 20, 2016 with FT Services, for the provision of fund administration services to the Funds (the “FT Services Agreement”); and

WHEREAS, FT Services desires to retain State Street to provide the fund administration and fund accounting services described herein to the Funds, and State Street is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.                  Appointment of STATE STREET

FT Services hereby appoints State Street to act as administrator with respect to the Trust for purposes of providing certain administrative and fund accounting services for the period and on the terms set forth in this Agreement.  State Street accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement.  In the event that the Trust establishes one or more additional Fund(s) with respect to which FT Services wishes to retain State Street to act as administrator hereunder, FT Services shall notify State Street in writing.  Upon written acceptance by State Street, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by FT Services and State Street at the time of the addition of such Fund.

2.                  Delivery of Documents

FT Services will promptly deliver or will cause the Trust to promptly deliver to State Street copies of each of the following documents with respect to the Trust and/or FT Services and all future amendments and supplements as they become available, if any:

a.                   The Trust’s Agreement and Declaration of Trust and By-laws (“Governing Documents”);

b.                  The Trust’s currently effective Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Funds and all amendments and supplements thereto as in effect from time to time;

c.                   A certificate of an officer of FT Services that certifies that FT Services is authorized to enter into this Agreement and lists certain individuals on behalf of FT Services to (a) give instructions to State Street pursuant to this Agreement and (b) sign checks and pay expenses;

d.                  A copy of the Fund Administrative Services Agreement and any other service agreements between the Adviser and FT Services;

e.                   A copy of the investment advisory agreement between the Trust and the Adviser; and

f.                   Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.                  Representations and Warranties of State Street

State Street represents, warrants and covenants to FT Services that:

a.                   It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                  It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                   All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                  No legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement;

e.                   Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it; and

f.                   It will promptly notify FT Services if any of the above ceases to be true or if it is unable to perform any of its obligations under this Agreement for any reason.

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4.                  Representations and Warranties of FT Services

FT Services represents, warrants and covenants to State Street that:

a.                   It is duly organized, existing and in good standing under the laws of its state of formation;

b.                  It has the requisite power and authority under applicable laws and by its charter documents to enter into and perform this Agreement;

c.                   All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                  No legal or administrative proceedings have been instituted or threatened which would materially impair FT Services’ ability to perform its duties and obligations under this Agreement;

e.                   Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of FT Services or any law or regulation applicable to it; and

f.                   Where information provided by FT Services includes information about an identifiable individual (“Personal Information”), FT Services represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to State Street, and as required for State Street to use and disclose such Personal Information in connection with the performance of the services hereunder. FT Services acknowledges that State Street may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by FT Services, including the United States and that information relating to FT Services, including Personal Information may be accessed by national security authorities, law enforcement and courts.  Subject to the satisfaction of the standard of care in section 8 of the Agreement, State Street shall be kept indemnified by and be without liability to FT Services or the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.                  With respect to the Trust:

(1)   The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)   The Trust is an investment company properly registered under the 1940 Act;

(3)   The registration statement under the 1933 Act and the 1940 Act has been filed by the Trust and is currently or will be effective or will remain effective during the term of this Agreement;

(4)   As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells shares have been made; and

(5)   As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

h.                  It will promptly notify State Street if any of the above ceases to be true or if it is unable to perform any of its obligations under this Agreement for any reason.

5.                  Sub-Administration and Fund Accounting Services

State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of FT Services and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between FT Services and State Street.

State Street shall perform such other services for FT Services that are mutually agreed to by the parties from time to time, for which FT Services will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses directly relating to such services.  The provision of such services shall be subject to the terms and conditions of this Agreement.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.                  Compensation of State STREET; Expense Reimbursement; Trust Expenses

State Street shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between FT Services and State Street.

State Street will bear its own operating expenses.  FT Services acknowledges and agrees that FT Services and/or the Trust, as the case may be, will bear all expenses that are incurred in operation of the Trust and not specifically assumed by State Street.  For the avoidance of doubt, Trust expenses not assumed by State Street include, but are not limited to:  organizational expenses; cost of services of the Trust’s independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State Street under this Agreement); cost of any services contracted for by FT Services or the Trust directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to the Trust’s operation; costs incidental to any meetings of shareholders of the Trust, including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of the Trust’s fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

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7.                  Instructions and Advice

At any time, State Street may apply to any officer of FT Services or his or her designee identified to State Street in writing from time to time for instructions with respect to any matter arising in connection with the services to be performed by State Street under this Agreement.  State Street may consult with its own legal counsel at its own expense, or with counsel to FT Services at FT Services’ expense with the prior approval of FT Services, with respect to questions of law arising in connection with the services to be performed by State Street under this Agreement and, subject to its carrying out such actions with the standard of care set forth in section 8 of the Agreement, shall be fully protected with respect to any action taken or omitted in accordance with such advice.

State Street shall not be liable, and shall be indemnified by FT Services, for any action taken or omitted by it in good faith in reasonable reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons; provided, and notwithstanding the foregoing any action taken or omitted by it shall be in accordance with State Street’s standard of care as set forth in section 8 of this Agreement.

State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from FT Services.  Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.                  Limitation of Liability and Indemnification

State Street shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers.  State Street shall have no liability in respect of any loss, damage or expense suffered by FT Services insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were maintained for FT Services or the Trust by entities other than State Street prior to State Street’s appointment as sub-administrator for FT Services.  State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence, fraud, bad faith, willful misconduct, reckless disregard or failure of State Street, its officers or employees to exercise the level of skill, care and diligence of a professional provider of administration and fund accounting services in connection with their performance hereunder.  In no event shall either party be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by FT Services.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2017 and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis.

FT Services shall indemnify and hold State Street and its directors, officers, and employees harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street’s acceptance of this Agreement, any action or omission by State Street in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by FT Services or the Trust or upon reasonable reliance on information or records given or made by FT Services or the Trust or the Investment Adviser, provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own failure to satisfy the standard of care set forth in this Section 8 of the Agreement.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.                  Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.  Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses).

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10.              Use of Data

(a)                In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding FT Services or the Trust or Fund and share such information with its Affiliates, agents and service providers who have a need to know such information in order and solely to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and State Street or any of its Affiliates and (ii) to carry out management of its business, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)               Subject to paragraph (c) below, State Street and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between FT Services and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless FT Services otherwise consents, Data is combined or aggregated with information relating to (i) other customers of State Street and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund. and, in the case of (i) or (ii), such Data shall not be presented in a format which permits such Data to be reverse engineered to identify the Trust/Fund.  FT Services agrees that State Street and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of State Street’s compensation for services under this Agreement or such other agreement, and State Street and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to FT Services or the Trust/Fund.

(c)                Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law.  State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.              Compliance with Governmental Rules and Regulations; Records

FT Services acknowledges that FT Services and the Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.  State Street shall comply with all laws and regulations applicable to it as such laws and regulations relate to State Street’s performance of the services hereunder.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13.  State Street further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by FT Services, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of FT Services or Trust by state or federal regulatory agencies, to produce the records of FT Services or Trust or State Street’s personnel as witnesses or deponents, FT Services agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production

12.              Services Not Exclusive

The services of State Street are not to be deemed exclusive, and State Street shall be free to render similar services to others.  State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by FT Services or the Trust from time to time, have no authority to act or represent FT Services or the Trust in any way or otherwise be deemed an agent of FT Services or the Trust.

13.              Effective Period and Termination

This Agreement shall remain in full force and effect for an initial three year term ending May 31, 2019 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay State Street its compensation due and shall reimburse State Street for its costs, expenses and disbursements.

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In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), FT Services shall pay State Street its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Trust or such Fund) and shall reimburse State Street for its costs, expenses and disbursements.  Upon receipt of such payment and reimbursement, State Street will deliver the Trust’s or such Fund’s records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where State Street is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Should the Agreement be terminated by either party for any reason and if requested by FT Services, State Street agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time to be agreed upon by the parties in good faith, in order to provide for the orderly transition of services to an alternative service provider designated by FT Services so that, to the extent feasible, the services are maintained without interruption.  FT Services shall reimburse State Street for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by State Street in the transition.   Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.              Employment of Others

State Street may employ, engage, associate or contract with such person or persons (“Engagements”), including, without limitation, affiliates and subsidiaries of State Street, as State Street may deem desirable to assist it in performing its duties under this Agreement without the consent of FT Services; provided, however, that the compensation of such person or persons shall be paid by State Street and that State Street shall be as fully responsible to FT Services for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15.              Interpretive and Additional Provisions

In connection with the operation of this Agreement, State Street and FT Services may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.              Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:

Franklin Templeton Services LLC

3310 Quality Drive

Rancho Cordova, CA 95670

Attn: Gaston Gardey

Telephone: 916-463-5509

Facsimile: 916-463-1558

If to State Street:

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA 02210

Attention: Benedict D’Agostino

Telephone: 617-662-9307

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA  02110

Attention:  Senior Vice President and Senior Managing Counsel

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17.              Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.              Assignment

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street.  .

19.              Successors

This Agreement shall be binding on and shall inure to the benefit of FT Services and State Street and their respective successors and permitted assigns.

20.              Reserved

21.              Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.              Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.  Any waiver must be in writing signed by the waiving party.

23.              Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.              Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.              Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.              Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

27.              Reports/Certifications

Upon reasonable request of the Trust, the State Street shall provide the Trust with a copy of State Street’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16).  State Street shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

28.              Insurance

State Street will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as are commercially reasonable, taking into account the nature of its business, the associated risks and the cost and availability of insurance having commercially viable terms and conditions.  State Street agrees to provide to FT Services with certificates of its applicable insurance coverage, and shall provide an update at FT Services’ written request, but no more frequently than annually.

29.              Business Continuity

State Street shall enter into and shall maintain if effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust or FT Services and (ii) emergency use of electronic data processing equipment as necessary to provide services under this Agreement.  Upon reasonable request, State Street shall discuss with the Trust or FT Services any business continuity/disaster recovery plan of State Street and/or provide a high-level presentation summarizing such plan.

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30.              Cooperation with Trust’s Accountants

State Street shall cooperate with the Trust’s independent public accountants and take all reasonable actions in the performance of its obligations under this Agreements to provide such information, as may be reasonably requested by FT Services from time to time, to such accountants for the expression of their opinion.

31.              Force Majeure.

State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

FRANKLIN TEMPLETON SERVICES LLC

By: /s/ Laura F. Fergerson

Name: Laura F. Fergerson

Title: Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Gunjan Kedia

Name:  Gunjan Kedia

Title:    Executive Vice President

SUBCONTRACT FOR ADMINISTRATION and FUND accounting SERVICES

SCHEDULE A
Listing of Fund(s)

Franklin Templeton ETF Trust

Franklin Liberty U.S. Low Volatility ETF

Franklin Liberty Investment Grade Corporate ETF

Franklin Liberty International Opportunities ETF

Franklin LibertyQ Global Equity ETF

Franklin LibertyQ International Equity Hedged ETF

Franklin LibertyQ Emerging Markets ETF

Franklin LibertyQ Global Dividend ETF

              Franklin LibertyQ U.S. Equity ETF

              Franklin LibertyQ U.S. Mid Cap Equity ETF

              Franklin LibertyQ U.S. Small Cap Equity ETF

Amended:             April 18, 2017

A-1

SUBCONTRACT FOR ADMINISTRATION and FUND accounting SERVICES

Schedule B

LIST OF SERVICES

I.          Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.        Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.       Fund Accounting Services as described in Schedule B3 attached hereto.

B-1

Schedule B1

Fund Administration Treasury Services

a.                   Prepare for the review by FT Services and the Trust’s Treasurer and legal counsel financial information regarding the Funds that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.                  Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.                   Prepare for the review by FT Services and the Trust’s Treasurer and legal counsel the Trust’s periodic financial reports required to be filed with the Securities and Exchange Commission on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.                  Prepare for the review by FT Services and the Trust’s Treasurer and legal counsel annual, semi-annual, quarterly or monthly fund expense budgets (as requested), perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.                   Provide periodic testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act, and limitations for the Funds contained in the Registration Statement of the Funds as may be mutually agreed upon, including quarterly compliance reporting to FT Services and the designated officer(s) of the Trust as well as preparation of Board compliance materials;

f.                   Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

g.                  Prepare and disseminate vendor survey information;

h.                  Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.                    Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by State Street;

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j.                    Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

k.                  Perform for each Fund the compliance tests as mutually agreed, which tests shall be specific to each Fund.  The compliance summary reports listing the results of such tests are subject to review and approval by FT Services or the Trust.  Such reports shall be provided to FT Services and the Trust at such times as FT Services and State Street may agree, but in no event later than 2:00 p.m. New York time on each business day; and

l.                    Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as the parties hereto may mutually agree upon in writing from time to time.

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SCHEDULE B2

Fund Administration Tax Services

a.                   Prepare the Funds’ annual federal, state, and local income tax returns and excise tax returns and extension requests for review and for execution and filing by the Trust’s treasurer or assistant treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

b.                  Preparation of financial information relating to  Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations and any other tax attribute as mutually agreed upon by the parties that may apply;

c.                   Review, as requested, annual, and for other periods as mutually agreed to by the parties, minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration;

d.                  Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm; and

e.                   Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales, all other required book/tax differences to be mutually agreed upon by the parties, all tax financial statement disclosure and items listed below:

                        Tax Provision Preparation

                        •           Prepare fiscal year-end tax provision analysis;

                        •           Process tax adjustments on securities and transactions identified by State Street and/or FT Services that require such treatment and prepare supporting schedules detailing those differences;

                        •           Prepare ROCSOP adjusting entries; and

                        •           Prepare financial statement footnote disclosures;

                        Excise Tax Distributions Calculations

                        •           Prepare calendar year tax distribution analysis;

                        •           Process tax adjustments on securities and transactions identified by State Street and/or FT Services that require such treatment and prepare supporting schedules detailing those differences;

                        •           As needed, prepare annual tax-based distribution estimates for each Fund; and

                        •           Provide FT Services with a recommended distribution amount sufficient to meet the applicable requirements under Subchapter M and the applicable excise tax requirements;

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                        Uncertain Tax Positions

                        •           Document all material tax positions taken by a Fund with respect to specified fiscal years identified by State Street and/or FT Services (“Tax Positions”);

                        •           Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, (v) Subchapter M compliance work papers, and (vi) any other tax work papers or calculations;

                        •           Determine as to whether or not Tax Positions have been consistently applied, and document any inconsistencies;

                        •           Review relevant statutory authorities;

                        •           Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

                        •           Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, State Street; and

                        •           Delivery of a written report to FT Services detailing such items.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, or IRC Section 1272(a)(6) tax calculations for asset backed securities.

2

SCHEDULE B3

Fund Accounting Services

State Street shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund's Governing Documents:

a.        Record general ledger entries;

b.      Accrue/calculate daily expenses;

c.       Calculate daily income;

d.      Reconcile daily activity to the trial balance;

e.       Calculate net asset value (“NAV”);

f.       Prepare account balances;

g.      Transmit the NAV per share of each Fund to the Fund’s transfer agent and distributor, the New York Stock Exchange (“NYSE”) and such other entities as directed in writing to State Street; and

h.      On each day a Fund is open for the purchase or redemption of shares of such Fund compute the number of shares of each Deposit Security (as defined in the Prospectus) to be included in the current Fund Deposit (as defined in the Prospectus) and shall transmit such information to the National Securities Clearing Corporation.

i.        Advise Fund and Transfer Agent of the daily amount of net income and if instructed, in writing by an officer of the Fund to do so, advise the Transfer Agent periodically of the division of net income among its various components.

            Each Fund shall provide timely prior notice to State Street of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund's Governing.  State Street shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to State Street.

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